Exhibit 99.2

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
(866) 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Meirav Beeri
011-972-3-516-7620
meirav@km-ir.co.il

AMPAL ANNOUNCES CONVERSION OF ITS PREFERRED STOCK

Tel Aviv, Israel, August 1, 2006 – Ampal-American Israel Corporation (NASDAQ:AMPL) announced today that on July 31, 2006, it completed the conversion of all outstanding shares of its 4% Cumulative Convertible Preferred Stock and 6-1/2% Cumulative Convertible Preferred Stock. Pursuant to the conversion, each share of Ampal’s 4% Cumulative Convertible Preferred Stock was redeemed for five shares of its Class A Stock plus an additional $2.58 per share paid in cash and each share of Ampal’s 6-1/2% Cumulative Convertible Preferred Stock was redeemed for three shares of its Class A Stock plus an additional $4.09 per share paid in cash. The mandatory conversion was announced on July 19, 2006, and followed a shareholder vote approving changes to Ampal’s Restated Certificate of Incorporation which allowed for the conversion. Following the conversion, the only class of shares Ampal currently has outstanding is its Class A Stock.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate, Project Development and other. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where the Company’s portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.